CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of RCM Technologies, Inc. and Subsidiaries on Form S-3 to be filed on or about January 15, 2021 of our report dated March 11, 2019, on our audit of the consolidated financial statements and financial statement schedule as of December 29, 2018 and for the year then ended, which report was included in the Annual Report on Form 10-K filed on March 5, 2020.  We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EISNERAMPER LLP

EISNERAMPER LLP
Iselin, New Jersey
January 15, 2021